Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KNOWLES CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Knowles Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (d) of Article FIFTH thereof and inserting the following in lieu thereof:

“(d) Except as provided in Paragraph (e) of this Article FIFTH, directors shall be elected by a majority of the votes cast at the annual meeting of stockholders; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders. Elections of directors need not be by written ballot unless the Corporation’s By-Laws so provide.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Knowles Corporation has caused this Certificate to be executed by its duly authorized officer on this 3rd day of May, 2016.

KNOWLES CORPORATION

By:	/s/ Jeffrey Niew
Name: Jeffrey Niew
Title: President and Chief Executive Officer